EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-51434) of News Corporation pertaining to the Investment Plan of Fox Entertainment Group, Inc. of our report dated June 8, 2005, with respect to the financial statements and schedule of the Fox Investment Plan in this Annual Report (Form 11-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

Los Angeles, California

June 22, 2005